EXHIBIT 99d30

SUB SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 31st day of July, 2020 by and between Western Asset Management Company, LLC, a California limited liability company (the “Advisor”), and Western Asset Management Company Limited, a private limited company incorporated in England and Wales (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Sub-Advisor is authorized and regulated by the Financial Conduct Authority established to regulate the financial services industry in the United Kingdom, located at 25 The North Colonnade, Canary Wharf, London E14 5HS (“FCA”) and must comply with the rules established by the FCA (“FCA Rules”); and

WHEREAS, the Advisor has been retained to act as investment sub-advisor pursuant to a Sub-Advisory Agreement, dated of even date herewith (the “Sub-Advisory Agreement”), with Mercer Investments LLC (“Mercer”) with respect to the management of a portion of the assets of one or more series of Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, pursuant to a sub-subadvisory agreement dated June 25, 2018 (the “Prior Agreement”), the Advisor had delegated certain powers, discretion and duties in relation to the management of its allocated portion of one or more series of the Trust to the Sub-Advisor; and

WHEREAS, effective as of the date of this agreement, the Advisor underwent a “change of control” constituting an assignment of the Prior Agreement and resulting in its automatic termination pursuant to its terms and Section 15 of the 1940 Act; and

WHEREAS, the Advisor desires to continue to delegate the exercise of all or any of the Advisor’s powers, discretion and duties in relation to the management of its allocated portion of one or more series of the Trust to the Sub-Advisor, which the Advisor is permitted to do pursuant to Section 2(o) of the Sub-Advisory Agreement; and

WHEREAS, the Advisor desires to continue to retain the Sub-Advisor to assist the Advisor, as necessary or desirable, in the provision of the services contemplated by the Sub-Advisory Agreement for that portion of one or more of the Trust’s series’ (each a “Fund”) assets with respect to which the Advisor has discretionary authority under the Sub-Advisory Agreement (the “Sub-Advisor Assets”), and Mercer and the board of trustees of the Trust have approved the same, and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1. Appointment as Sub-Advisor. The Advisor hereby appoints the Sub-Advisor, and Mercer and the board of trustees of the Trust have approved such appointment, as its agent and may delegate the exercise of all or any of the Advisor’s powers, discretion and duties in relation to the management of the Sub-Advisor Assets to the Sub-Advisor. The Advisor and the Fund will be classified as Professional Clients as defined by the FCA Rules. The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances.

2. Duties of the Sub-Advisor.

(a) Investments. The Sub-Advisor is hereby authorized and directed, and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the directions of the Advisor, Mercer and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on an ongoing basis. In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets. The Advisor agrees to provide the Sub-Advisor information concerning (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor. For the avoidance of doubt, the Subadviser’s authority to manage the Sub-Advisor Assets shall not exceed the Advisor’s authority under the Sub-Advisory Agreement

(b) Compliance with Applicable Laws, Governing Documents and Trust Compliance Procedures. In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to and comply with the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies’ and Sub-Advisor’s duties under this Agreement. The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as

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stated in the Prospectus; (ii) any change to the Trust’s Declaration of Trust or By-Laws; or (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such prior notice of the effectiveness of such changes from the Trust or the Advisor. In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes. The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

(c) Voting of Proxies. Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund. The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”), and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect. If both the Sub-Advisor and another person managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security.

(d) Agent. Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, including, without limitation, brokerage agreements, clearing agreements, account documentation, futures and options agreements, swap agreements, other investment related agreements and any other agreements, documents or instruments the Sub-Advisor believes are appropriate or desirable in performing its duties under this Agreement, provided that, the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under this Agreement and the Trust’s governing documents.

(e) Brokerage. The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph. In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will use its best efforts to seek, on behalf of a Fund, the best overall execution available. The Advisor acknowledges that certain transactions made by the Sub-Advisor on behalf of the Fund may be subject to the provisions of Directive 2014/65/EU on markets in financial instruments, Regulation (EU)_No 600/2014 on markets in financial instruments and any

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secondary legislation, rules, regulations and procedures made pursuant thereto (“MiFID II”), which applies certain transaction and position reporting obligations directly on the Sub-Advisor in respect of assets in the Fund, including but with limitation, the procurement of a valid code made up of 20 alphanumerical digits which is used to uniquely identify every legal entity or structure, in any jurisdiction, that is party to a financial transaction (“Legal Entity Identifier”). The Advisor agrees to provide, in a timely fashion, all such information (including, but not limited to, the Fund’s Legal Entity Identifier) and documentation relating to the Fund as the Sub-Advisor may from time to time reasonably request in relation to the MiFID II transaction and position reporting obligations. In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion. In executing transactions, the Sub-Advisor will provide Best Execution as required under the FCA Rules and in accordance with the Order Execution Policy in order to obtain the best possible execution result for a Fund. In determining Best Execution, the Sub-Advisor monitors and assesses the quality of trade decisions by considering a number of factors, such as price, the cost of the transaction, the need for timely execution, the liquidity of the market, the size of the order and the nature of the transaction. If the Advisor imposes directed brokerage requirements or highly specific investment guidelines, the Sub-Advisor will endeavor to obtain Best Execution while operating within these restraints. The Advisor hereby confirms that it consents to the Order Execution Policy. The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund. Such authorization is subject to termination at any time by the Advisor for any reason. In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms, and provided that the transactions are consistent with the Trust’s Rule 17e-1 and Rule 10f-3 procedures. The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, and the Trust’s principal underwriter (and the other Sub-Advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws), other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for

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customers. The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Sub-Advisor Assets and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Advisor’s Assets and to such other clients.

(f) Securities Transactions. In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and the 1940 Act, including Rule 17a-7 thereunder.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Fund with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Fund assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”). The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions. By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above. The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor.

The Advisor acknowledges that certain information about transactions the Sub-Advisor enters into on the Fund’s behalf may be made public and that the Sub-Advisor will be required to report the details of certain transactions to the FCA, in some places, via third parties, in accordance with FCA Rules.

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(g) Code of Ethics. The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act. Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor and the Board of Trustees.

(h) Books and Records. The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(i) Information Concerning Sub-Advisor Assets and the Sub-Advisor. From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request. The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any material changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor. The Sub-Advisor will promptly notify the Advisor of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry. Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

The Sub-Advisor shall provide the Advisor and/or Mercer with such information, materials, certifications and/or reports that the Advisor and/or Mercer reasonably requests to enable the Advisor to discharge its duties under the Subadvisory Agreement and to enable Mercer to discharge its supervisory and oversight responsibilities to the Fund (including, without limitation, to assist the Trust’s Chief Compliance Officer to satisfy the requirements contained in Rule 38a-1 under the 1940 Act).

(j) Valuation of Sub-Advisor Assets. The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to notify the Advisor or its designee on any day that the Sub-Advisor determines that a significant event has occurred with respect to one or more securities held in the Sub-Advisor Assets. As requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide additional assistance to

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the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio. Such assistance may include fair value pricing of portfolio securities, as requested by the Advisor. The Sub-Advisor agrees that it will act, at all times, in accordance with the Trust’s Valuation Procedures, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by the Advisor or the Trust.

The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “Securities Act”), and any rule or regulation thereunder.

(k) Custody Arrangements. The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.

(l) Historical Performance Information. To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information on similarly managed investment companies or for other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(m) Regulatory Examinations. The Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3. Independent Contractor. In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4. Services to Other Clients. Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities. It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund. The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

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5. Expenses. During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement, other than the costs of securities, commodities and other investments (including brokerage commissions and other transaction charges, if any) purchased or otherwise acquired, or sold or otherwise disposed of, for a Fund. The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement.

6. Compensation. Any compensation arrangements may be agreed from time to time between the Advisor and Sub-Advisor.

7. Representations and Warranties of the Sub-Advisor. The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a) The Sub-Advisor is authorized and regulated by the FCA and registered as an investment adviser under the Advisers Act;

(b) The Sub-Advisor is a private limited company, duly organized and validly existing under the laws of England and Wales, with the power to own and possess its assets and carry on its business as it is now being conducted; and

(c) The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor.

8. Representations and Warranties of the Advisor. The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a) The Advisor is registered as an investment adviser under the Advisers Act;

(b) The Advisor is a limited liability company, duly organized and validly existing under the laws of the State of California, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary corporate and/or limited liability company action, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under (i) any provision of applicable

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law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor; and

(d) Mercer and the Trust have duly entered into the Sub-Advisory Agreement pursuant to which Mercer authorized the Advisor to enter into this Agreement with the Sub-Advisor.

9. Survival of Representations and Warranties; Duty to Update Information. All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8 of this Agreement, respectively, shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10. Liability and Indemnification. Any liability and/or indemnification arrangements may be agreed between the Advisor and Sub-Advisor from time to time.

11. Duration and Termination.

(a) Duration. This Agreement, unless sooner terminated as provided herein, shall remain in effect remain in effect from the date of execution (the “Effective Date”), until two years from the Effective Date, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC). The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder, provided that the the Sub-Advisory Agreement remains in full force and effect.

(b) Termination. This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by the Sub-Advisor on not less than 90 days written notice to the Advisor. This Agreement may also be terminated as to any Fund at any time by either party hereto immediately upon written notice to the other party in the event of a breach of any provision of this Agreement by the other party. This Agreement shall terminate automatically in the event the Sub-Advisory Agreement is terminated.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment and shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.  Amendment. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by Mercer.

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13. Confidentiality. Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence. Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement, the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets. Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or Mercer.

14. Notice. Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)	If to the Advisor:

Western Asset Management Company, LLC 385 East Colorado Blvd Pasadena, CA 91101 Attention: Chief Counsel

(b)	If to the Sub-Advisor:

Western Asset Management Company Limited 10 Exchange Square Primrose Street London EC2A 2EN, United Kingdom Attention: Chief Counsel

15. Governing Law. This Agreement shall be governed by the internal laws of the State of California without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16. Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

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17. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

18. Certain Definitions. For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

19. Miscellaneous.

(a) In accordance with the FCA Rules, the Sub-Advisor hereby notifies the Advisor that all formal complaints should in the first instance be made in writing to the Sub-Advisor’s CCO in accordance with Clause 14. A copy of the Sub-Advisor’s complaints handling policy is available on request and will otherwise be provided in accordance with the FCA Rules.

(b) Subject to compliance with the FCA Rules, either party to this Agreement may record telephone conversations with the other. The Sub-Advisor may record or monitor telephone conversations and other communications with or by the Advisor (including mails, emails or documentation of client orders made at meetings). The Advisor agrees that the Sub-Advisor may deliver copies or transcripts of such recordings to any court or competent regulatory authority. A copy of any such conversations with the Advisor and communications with the Advisor will be available on request for a period of five years (or, where requested by the FCA, for a period of up to seven years) from the date when the record is made.

20. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

ADVISOR

WESTERN ASSET MANAGEMENT COMPANY, LLC

By:	/s/ Karlen Powell
Karlen Powell
Manager of Client Service Support

SUB-ADVISOR

WESTERN ASSET MANAGMENT COMPANY LIMITED

By:	/s/ Marzo Bernardi
Marzo Bernardi
Director
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